Exhibit 16.1

Petit-Lancy, March 26, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen,

We have read the statements made by AC Immune SA (copy attached), which we understand will be furnished to the Securities and Exchange Commission as part of the Form 6-K of AC Immune SA dated March 26, 2018 and are in agreement with the statements made in paragraphs 2, 3 and 4 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young AG

Ernst & Young AG

Petit-Lancy, Switzerland